Exhibit 6.2

TECHNOLOGY LICENSE FEE AGREEMENT

This Technology License Fee Agreement (the “Agreement”) is made by and between WELLSTREET FINANCIAL, INC., a Georgia corporation (f/k/a Worthy Wealth “WFI”), and MODERN SCREEN MEDIA, INC., a Georgia corporation (“MSM”), effective as of March 31, 2026 (“Effective Date”). WFI and MSM are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, WFI, MSM’s parent company, owns a proprietary software platform to facilitate the purchase of securities and allow investors to view information about their investment accounts (the “Wellstreet Platform”); and

WHEREAS, WFI wishes to license the Wellstreet Platform, accessible through a unique portal (the “Portal”) to provide investment services to MSM’s customers.

NOW, THEREFORE, acknowledging the receipt of adequate consideration and intending to be legally bound, the Parties agree as follows:

1. GRANT OF LICENSE, BRANDING, SUBLICENSING AND RESTRICTIONS

1.1 In General. WFI hereby grants to MSM a non-exclusive, license to use the Wellstreet Platform, during the Term, via the Portal (the “License”). MSM shall pay WFI a license fee in the amount of each MSM user on the Wellstreet Platform, in the amount of $10 per user per year.

1.2 White Label Branding. The Wellstreet Platform shall be branded under WFI’s chosen name and logo and shall be accessible to the public under a URL designated by WFI. WFI is responsible for clearing any privacy rights, copyright, trademark or other intellectual property concerns connected with a custom URL as well as securing the URL via a registrar service.

1.3 Restrictions. MSM shall not (i) decompile or reverse engineer the Wellstreet Platform or otherwise attempt to obtain the source code for the Wellstreet Platform; (ii) use the Wellstreet Platform for any purpose other than as authorized by this Agreement; or (iii) use the Wellstreet Platform in a manner that it knows interferes with the use of Wellstreet Platform by WFI, its affiliates, or customers.

2. SERVICES.

2.1 Implementation. WFI shall, at MSM’s expense, provide MSM all reasonable assistance in connection with MSM’s implementation of the Wellstreet Platform via the Portal, including, without limitation, customization and hosting for the Portal.

2.2 Technical Support. WFI shall provide ongoing support and maintenance services to ensure that the Wellstreet Platform, including as implemented via the Portal, performs as intended and in accordance with this Agreement. WFI shall maintain technical availability, subject to scheduled and emergency maintenance. WFI shall keep MSM reasonably informed as to availability of the Wellstreet Platform, including all scheduled and emergency maintenance.

2.3 Future Functionality. During the Term, WFI shall, without charge to MSM, incorporate into the Portal and the Wellstreet Platform as licensed to MSM such additional features and functionality as WFI makes available to its customers. WFI shall give MSM reasonable advance notice of such additional features and functionality.

3. TECHNICAL SPECIFICATIONS. WFI shall provide MSM with the technical specifications of the Wellstreet Platform and WFI’s own technology infrastructure (to the extent relevant to the operation of the Wellstreet Platform), including but not limited to security specifications. Should WFI wish to make any material modification of such technical specifications it shall use reasonable efforts to notify MSM no less than ninety (90) days in advance.

4. DELIVERY OF WORTHY PLATFORM.

4.1 Timetable. WFI shall use reasonable commercial efforts to implement the Wellstreet Platform for MSM within 5 days of the Effective Date. However, MSM understands that the ability of WFI to meet this deadline depends on a number of factors beyond the control of WFI, especially the timely cooperation of MSM. WFI shall notify MSM when and if it believes the deadline should be shortened or extended.

4.2 Testing and Acceptance. WFI shall notify MSM when WFI believes the Wellstreet Platform is ready for use by MSM. Upon receipt of such notice, MSM shall have ten (10) days in which to test the Wellstreet Platform. If MSM believes there are defects in the Wellstreet Platform, it shall so notify WFI and the Parties shall cooperate in fixing any such defects. MSM shall be deemed to have accepted the customized Wellstreet Platform: (i) if it does not notify WFI of defects within such ten (10) day period, (ii) when it notifies WFI of such acceptance, or (iii) when it has used the Wellstreet Platform in commerce for thirty (30) days, whichever occurs first.

4.3 MSM’s Obligations. MSM shall: (i) provide WFI with accurate and complete descriptions of its needs and business plans for the Portal, (ii) reasonably cooperate with WFI in the development and installation of the Wellstreet Platform, (iii) use the Wellstreet Platform only in an operating environment (e.g., hardware and software) approved by WFI, (iv) notify WFI of any defects in the Wellstreet Platform, (v) give WFI electronic access to the Wellstreet Platform to troubleshoot and correct any defects, (vi) install any software updates reasonably recommended by WFI to the extent such software updates are provided without additional cost, and (vii) use reasonable commercial efforts to operate the Portal in accordance with all applicable laws and regulations, including but not limited to securities and consumer protection laws.

5. WARRANTIES.

5.1 Limited Performance Warranty. WFI warrants that the Wellstreet Platform will perform substantially as demonstrated and will be free of material errors or defects, and that all Services will be performed in a good and workmanlike manner. In the event MSM believes that WFI is in violation of this limited performance warranty, MSM shall notify WFI and WFI shall use reasonable commercial efforts to correct any error or defect.

5.2 No Malicious Code. WFI warrants that the Wellstreet Platform: (i) does not contain any viruses, worms, time bombs, Trojan horses and other harmful or code, files, scripts, agents or programs (“Malicious Code”) or other malicious computer instructions or devices that materially erase data or programming, or materially infect, disrupt, damage, disable or shut down a computer system or any material component of such computer system, (ii) that, during the Term of this Agreement, WFI will not insert or include any Malicious Code or other malicious computer instructions or devices that materially erase data or programming, or materially infect, disrupt, damage, disable or shut down a computer system or any material component of such computer system into the Wellstreet Platform, and (iii) that, throughout the Term of this Agreement, WFI will have in place commercially reasonable measures to avoid the intrusion or insertion of any Malicious Code or other malicious computer instructions or devices that materially erase data or programming, or materially infect, disrupt, damage, disable or shut down a computer system or any material component of such computer system into the Wellstreet Platform. Furthermore, WFI hereby represents, warrants and agrees that it has not and will not, during the Term of this Agreement, intentionally place any Malicious Code or other malicious computer instructions or devices that materially erase data or programming, or materially infect, disrupt, damage, disable or shut down a computer system or any material component of such computer system into the Wellstreet Platform

5.3 Warranty of Non-Infringement. WFI warrants that MSM’s use of the Wellstreet Platform pursuant to this Agreement will not infringe on the rights of any third party. If a claim is made that MSM’s use of the Wellstreet Platform infringes on the rights of a third party then WFI will, at its sole expense and as MSM’s sole remedy, defend against such claim, hold WFI harmless and pay any final judgment against MSM. MSM shall promptly notify WFI of any such claim in writing and give WFI sole control over the defense and settlement of such claim, provided, however, that WFI shall not defend or settle such claim in a manner that imposes non-monetary obligations on WFI without MSM ‘s prior written consent. WFI may, without the knowledge or consent of MSM, agree to any resolution of the dispute that does not require on the part of MSM a payment or an admission of wrongdoing. Without limiting the preceding sentence, WFI may (i) seek to obtain through negotiation the right of MSM to continue using the Wellstreet Platform; (ii) rework the Wellstreet Platform so as to make it non-infringing; or (iii) replace the Wellstreet Platform, as long as the reworked or replacement Wellstreet Platform does not result in a material adverse change in the “look and feel,” functionality or operational characteristics of the Wellstreet Platform. If none of these alternatives is reasonably available in WFI’s sole discretion, WFI may terminate this Agreement. The foregoing warranty shall not apply to infringement caused by (i) MSM’s modification or use of the Wellstreet Platform other than as contemplated by the Agreement; (ii) MSM’s failure to use corrections or enhancements made available by WFI to the extent that such corrections or enhancements would make the Wellstreet Platform non-infringing and are provided to MSM without additional cost or expense; or (iii) information or materials provided by MSM or third party acting for MSM.

5.4 Compliance with Laws. WFI shall use commercially reasonable efforts to conduct its business, and develop the Wellstreet Platform, in compliance with all applicable laws, rules and regulations.

5.5 No Other Warranties. EXCEPT FOR THE WARRANTIES EXPRESSLY SET FORTH HEREIN, THE WORTHY PLATFORM, INCLUDING ANY ACCOMPANYING MANUALS AND OTHER MATERIALS, AND THE SERVICES, ARE PROVIDED BY WFI WITHOUT WARRANTY OF ANY KIND, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, OR ANY WARRANTY THAT THE WORTHY PLATFORM WILL BE ERROR-FREE OR OPERATE WITHOUT INTERRUPTION, OR THAT THE WORTHY PLATFORM WILL MEET MSM’S REQUIREMENTS, AND ANY WARRANTIES IMPLIED BY LAW, BY THE COURSE OF DEALING BETWEEN THE PARTIES, OR OTHERWISE, ARE HEREBY EXCLUDED TO THE FULLEST EXTENT PERMITTED BYLAW.

6. CONFIDENTIALITY.

6.1 Included Information. For purposes of this Agreement, Confidential Information means all confidential and proprietary information of a party, including but not limited to (i) financial information, (ii) business and marketing plans, (iii) the names of employees and owners, (iv) the names and other personally-identifiable information of users of the Portal, (v) security codes, and (vi) all documentation provided by WFI (the “Confidential Information”).

6.2 Excluded Information. For purposes of this Agreement, Confidential Information shall not include (i) information already known or independently developed by the recipient without the use of any confidential and proprietary information, or (ii) information known or available to the public through no wrongful act of the recipient; or (iii) information that becomes available to the recipient from a third party that is not prohibited from disclosing such information.

6.3 Confidentiality Obligations. During the Term and at all times thereafter, neither Party shall disclose Confidential Information of the other Party or use such Confidential Information for any purpose other than in furtherance of this Agreement. Without limiting the preceding sentence, each Party shall use at least the same degree of care in safeguarding the other Party’s Confidential Information as it uses to safeguard its own Confidential Information. Notwithstanding the foregoing a party may disclose Confidential Information (i) if required to do by legal process (i.e., by a subpoena), provided that such party shall notify the other Party prior to such disclosure so that such other Party may attempt to prevent such disclosure or seek a protective order; or (ii) to any applicable governmental authority as required in the operation of such Party’s business.

6.4 Injunctive Relief. The Parties acknowledge that a breach of this Section 6 may cause the damaged Party great and irreparable injury and damage, which cannot be reasonably or adequately compensated by money damages. Accordingly, each party acknowledges that they may seek remedies of injunction and specific performance in the event of such a breach, in addition to money damages or other legal or equitable remedies.

7. RESPONSIBILITY FOR OPERATION OF PORTAL. WFI does not act as a fiduciary, business or legal advisor, or co-venturer. MSM is solely responsible for ensuring that the Portal is operated in accordance with applicable laws, for monitoring the content displayed on the Portal, and for establishing the terms of its relationships with users of the Portal.

8. TERM.

8.1 In General. The initial term of this Agreement shall be for two (2) years, followed by successive renewal periods of one (1) year each (together, the “Term”), unless sooner terminated pursuant to this Section or other provisions of this Agreement providing for termination.

8.2 Termination for Cause. This Agreement may be terminated at any time if either Party fails to perform any of its material obligations hereunder and such failure continues for thirty (30) days following written notice from the non-breaching party.

8.3 Termination for Cessation of Business. MSM may terminate this Agreement by giving at least ninety (90) days’ notice to WFI if it discontinues the business using the Portal. WFI may terminate this Agreement by giving at least one hundred eighty (180) days’ notice to MSM if it discontinues providing its Wellstreet Platform to all of its customers.

8.4 Termination by MSM without Cause. MSM may terminate this Agreement at any time by giving at least one hundred eighty (180) days’ notice to WFI. MSM may also terminate this Agreement by giving at least thirty (30) days’ notice to MSM in advance of any expiration of the initial term or any renewal period.

8.5 Termination by WFI without Cause. WFI may not terminate this Agreement except as provided herein.

8.6 Effect of Termination. Upon any termination of this Agreement, the License shall terminate and MSM shall have no further rights in or to the Wellstreet Platform. WFI shall provide MSM, in a standard database format, with all of its and its customer’s data and information at no additional charge.

9. OWNERSHIP OF INTELLECTUAL PROPERTY.

9.1 Intellectual Property of WFI . WFI is the owner of the Wellstreet Platform and the intellectual property rights associated with the Wellstreet Platform, including software and copyrights, even if WFI incorporates into the Wellstreet Platform suggestions made by MSM.

9.2 Intellectual Property of MSM. MSM is the exclusive owner of its name, logo(s), trademarks, URLs, and other intellectual property and, together with users of the Portal, all of the content displayed on the Portal and all data and information inputted in or derived from the Portal.

9.3 Users of Portal. MSM owns all of the relationships with the users of the Portal, including project developers and investors of MSM. WFI may not share any personally-identifiable information of such users (e.g., names, addresses, social security numbers) with any person or contact or solicit any such users for any purpose without the advance written consent of MSM, which may be withheld in the sole and absolute discretion of MSM.

10. DATA. MSM grants WFI all rights and licenses in and to MSM’s customer data and other data necessary for WFI to provide the Services and perform its other obligations under this Agreement. MSM has all rights in and to all such customer data necessary to permit WFI to provide the Services and perform its other obligations under this Agreement. The Parties shall utilize all reasonable means to maintain a data privacy and information security protocol, including physical, technical, administrative, and organizational safeguards, that is designed to: (1) ensure the security and confidentiality of the Parties’ respective customer data; (2) protect against anticipated threats or hazards to the security or integrity of said customer data; and (3) protect against unauthorized disclosure, access to, or use of said customer data.

11. LIMITATION OF CLAIMS AND DAMAGES.

11.1 Limitation of Claims. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY UNDER ANY CIRCUMSTANCES (EVEN IF THIS AGREEMENT IS TERMINATED) FOR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL, PUNITIVE OR INDIRECT DAMAGES (INCLUDING WITHOUT LIMITATION LOSS OF PROFIT, REVENUE, BUSINESS OPPORTUNITY OR BUSINESS ADVANTAGE), WHETHER BASED UPON A CLAIM OR ACTION OF TORT CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY, BREACH OF STATUTORY DUTY, CONTRIBUTION, INDEMNITY OR ANY OTHER LEGAL THEORY OR CAUSE OF ACTION, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11.2 Limitation of Damages. EACH PARTY’S TOTAL LIABILITY UNDER OR RELATING TO THIS AGREEMENT, REGARDLESS OF THE CAUSE OR FORM OF ACTION, AND WHETHER BEFORE OR AFTER ITS TERMINATION, SHALL NOT EXCEED THE TOTAL OF ALL AMOUNTS PAID OR PAYABLE TO WFI BY THE MSM UNDER THIS AGREEMENT.

11.3 Exceptions. The limitations set forth in this Section shall not apply to any claims arising (i) under the Section concerning WFI’s warranty of non-infringement), (ii) under the Section concerning confidentiality, or from the gross negligence or willful misconduct of WFI.

12. INDEMNIFICATION.

12.1 Obligation to Indemnify. WFI will indemnify and hold harmless MSM, its licensors, service providers, and their respective affiliates, managers, agents and employees, from and against all losses, costs, and expenses, including reasonable attorneys’ fee, from third party claims arising from WFI’s breach of this Agreement or gross negligence or willful misconduct.

12.2 Notice and Defense of Claims. MSM will promptly notify WFI of any claim for which it believes it is entitled to indemnification under the preceding paragraph. WFI may, but shall not be required to, assume control of the defense and settlement of such claim provided that (i) such defense and settlement shall be at the sole cost and expense of WFI (ii) WFI shall be permitted to control the defense of the claim only if WFI is financially capable of such defense and engages the services of a qualified attorney, each in the reasonable judgment of the Indemnified Party; (iii) WFI shall not thereafter withdraw from control of such defense and settlement without giving reasonable advance notice to MSM; (iv) MSM shall be entitled to participate in, but not control, such defense and settlement at its own cost and expense; (v) before entering into any settlement of the claim, WFI shall be required to obtain the prior written approval of MSM, which shall be not unreasonably withheld, if pursuant to or as a result of such settlement, injunctive or other equitable relief would be imposed against MSM; and (vi) WFI will not enter into any settlement of any such claim without the prior written consent of MSM unless WFI agrees to be liable for any amounts to be paid to the third party pursuant to such settlement and is financially able to do so.

13. MISCELLANEOUS.

13.1 Amendments; Waivers. No amendment, modification, or waiver of any provision of this Agreement shall be binding unless in writing and signed by the party against whom the operation of such amendment, modification, or waiver is sought to be enforced. No delay in the exercise of any right shall be deemed a waiver thereof, nor shall the waiver of a right or remedy in a particular instance constitute a waiver of such right or remedy generally.

13.2 Governing Law. This Agreement shall be governed by the internal laws of Delaware without giving effect to the principles of conflicts of laws. Each Party hereby consents to the personal jurisdiction of the Federal or Florida courts and agrees that disputes arising from this Agreement shall be prosecuted in such courts. Each party hereby agrees that any such court shall have in personal jurisdiction over such party and consents to service of process by notice sent by regular mail to the address set forth above and/or by any means authorized by Florida law.

13.3 Assignment. Neither WFI nor MSM may assign its rights or obligations under this Agreement without the prior written consent of the other. Notwithstanding the preceding sentence, a Party may assign its interest in this Agreement to a person acquiring (by sale, merger, reorganization, or otherwise) substantially all of the transferor’s assets or business, provided that (i) the transferee agrees to assume and perform all obligations of the transferor for periods following the transfer, (ii) the transferor remains liable for all obligations prior to the transfer.

13.4 Force Majeure. Neither Party shall be entitled to recover damages or terminate this Agreement by virtue of any delay or default in performance by the other Party (other than a delay or default in the payment of money) if such delay or default is caused by Acts of God, government restrictions (including the denial or cancellation of any export or other necessary license), wars, insurrections and/or any other cause beyond the reasonable control of the Party whose performance is affected; provided that the party experiencing the difficulty shall give the other prompt written notice following the occurrence of the cause relied upon, explaining the cause and its effect in reasonable detail. Dates by which performance obligations are scheduled to be met will be extended for a period of time equal to the time lost due to any delay so caused.

13.5 Signatures. This Agreement may be signed in counterparts, each of which shall be deemed to be a fully-executed original. An original signature transmitted by facsimile or email shall be deemed to be original for purposes of this Agreement.

13.6 Binding Effect. This Agreement shall inure to the benefit of the respective heirs, legal representatives and permitted assigns of each Party, and shall be binding upon the heirs, legal representatives, successors and assigns of each Party.

13.7 Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

WORTHY WEALTH, INC.

Signature:	/s/ Sally Outlaw
Name:	Sally Outlaw
Title:	Chief Executive Officer

MODERN SCREEN MEDIA, INC.

Signature:	/s/ Alan Jacobs
Name:	Alan Jacobs
Title:	Chief Operating Officer